Exhibit 5.1

150 N. Riverside Plaza, Suite 3000, Chicago, IL 92618 ● (312) 819-1900

December 17, 2020

Board of Directors

DecisionPoint Systems, Inc.

8697 Research Drive

Irvine, CA 92618

Ladies and Gentlemen:

We are acting as counsel to DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 14,239,033 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), all of which shares are to be sold by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”) consisting of 13,091,486 shares of Common Stock that are issued and outstanding (the “Shares”) and 1,147,542 shares of Common Stock issuable upon exercise of outstanding warrants (the “Warrant Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) assuming receipt by the Company of the consideration for the Shares specified in the resolutions of the Company’s board of directors authorizing the issuance thereof, the Shares are validly issued, fully paid, and nonassessable; and (ii) and the Warrant Shares have been duly authorized and, when issued upon exercise of the warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC

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